Exhibit 99.1

EXL Elects Deborah Kerr to Board of Directors

NEW YORK, January 5, 2014 — EXL (NASDAQ: EXLS), a leading business process solutions company, today announced that it has elected Deborah Kerr to its Board of Directors effective January 1, 2015. Since 2013, Deborah has served as the Executive Vice President, Chief Product and Technology Officer at Sabre Corporation. She was also formerly a senior technology executive at FICO, Hewlett Packard and Peregrine Systems, after a 10-year career at Jet Propulsion Laboratory. Kerr will be a member of EXL’s Audit and Compensation committees.

“Deborah is a leader in integrating state-of-the-art technologies for highly complex, global organizations as demonstrated by her successful career at Sabre, FICO and Hewlett Packard. We are delighted to welcome her to our Board of Directors,” said Garen Staglin, Chairman of EXL’s Board of Directors. “EXL will greatly benefit from her insights and expertise as we see increased demand for the integration of technology and analytics into our business process solutions.”

Rohit Kapoor, Vice-Chairman and CEO of EXL, commented on Deborah’s election, “Throughout her career, Deborah has led global technology organizations that have delivered products and services to grow revenue, enhance profitability and improve customer satisfaction. With the launch of our Business EXLerator Framework, the increasing importance of BPaaS delivery and the introduction of technology-enabled products into our operations management services, Deborah’s experience will be extremely valuable as we continue to create innovative solutions for our clients.”

Kerr earned her MS in Computer Science from Azusa Pacific University and graduated from California State University, Northridge with a BA in Psychology.

Kerr is currently an Independent Director of D+H Corporation and serves as a member of its Audit and Human Resources and Compensation Committees. She recently served for approximately four years as a Director of privately held Mitchell Systems, which provides technology solutions to the Property and Casualty industries and was sold to private equity.

About EXL

EXL (NASDAQ: EXLS) is a leading business process solutions company that looks deeper to drive business impact through integrated services and industry knowledge. EXL provides operations management, decision analytics and technology platforms to organizations in insurance, healthcare, banking and financial services, utilities, travel, and transportation and logistics, among others. We work as a strategic partner to help our clients streamline business operations, improve corporate finance, manage compliance, create new channels for growth and better adapt to change. Headquartered in New York and in business since 1999, EXL has more than 23,000 professionals in locations throughout the U.S., Europe and Asia. For more information, visit www.exlservice.com.

Media Contact:

Michael Sherrill

Vice President Marketing

646-419-0778

michael.sherrill@exlservice.com

Investor contact:

Steven N. Barlow

Vice President Investor Relations

212-624-5913

steven.barlow@exlservice.com